Exhibit 99.1


For Immediate Release                       For more information contact:
March 18, 2002                              Frank T. Kane, Vice President-
                                            Finance and Chief Financial Officer
                                            (765) 564-3500


                Chromcraft Revington, Inc. Announces Purchase of
                     Shares of Court Square Capital Limited

         Delphi, Indiana, March 18, 2002 -- Chromcraft Revington, Inc. (NYSE:CRC) announced today that it repurchased 3,695,418 shares of its common stock from Court Square Capital Limited, a unit of Citigroup. Chromcraft Revington also announced today that its employee stock ownership plan ("ESOP") purchased 2,000,000 shares of common stock from Court Square. In the two separate stock transactions, both of which were completed following the close of business on March 15, 2002, Court Square sold all of its 5,695,418 shares of common stock of Chromcraft Revington (representing approximately 59% of the outstanding shares) for a total consideration of $59,754,180, or approximately $10.49 per share.

         The funds required to pay the total consideration and related expenses were obtained using available cash and borrowings of approximately $45 million under a new $75 million bank credit agreement. Of the debt incurred, $25 million was borrowed under a 5-year term loan and approximately $20 million was borrowed under a $50 million revolving credit facility.

         Following the stock purchase transactions, Chromcraft Revington had 5,951,710 shares of common stock outstanding as of March 15, 2002, of which 2,000,000 shares are owned by the ESOP. The Company will be revising previously announced first quarter 2002 earnings per share guidance to reflect the repurchase transactions.

         Chromcraft Revington designs, manufactures and sells residential and commercial furniture throughout the United States under the "Chromcraft," "Peters-Revington," "Silver Furniture," "Cochrane Furniture" and "Sumter Cabinet" brand names.

         This news release may contain forward-looking statements regarding Chromcraft Revington's future performance. These forward-looking statements are based upon certain assumptions as well as current expectations and projections about future events and are subject to uncertainties. As a result, the forward-looking statements contained in this release could turn out significantly different from expectations and projections or may not occur, and actual outcomes may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect Chromcraft Revington's actual financial results is included in its Form 10-K for the year ended December 31, 2000.